EXHIBIT  99.1

Cathaya Invests $11 Million in ZAP for Jonway Acquisition

SANTA ROSA, California (July 12, 2010) – Cathaya Capital, L.P. is investing US$11 million in ZAP (OTC BB: ZAAP) to finance the 51 percent majority interest acquisition of Zhejiang Jonway Automobile Co. Ltd upon final closing of the transaction. The new company combines ZAP's 15 years electric vehicle experience with Jonway's ISO 9000 quality auto manufacturing capabilities to accelerate electric car production while opening new markets in China's growing auto industry.

Cathaya invested in ZAP last year with the objective of realizing this opportunity.  Since then ZAP has been focused on developing electric vehicle (EV) products for this partnership with Jonway, and also in finalizing this acquisition. Cathaya Capital is a cross border fund aimed at accelerating growth opportunities in China by combining international companies with technologies or global market presence to enhance the competitive edge of high growth potential Chinese companies. It is founded and managed by Dr. Priscilla Lu, a 30-year international technology and manufacturing veteran who now serves as Chairman of the Board of ZAP.

"Together these two companies with their complementary strengths form a new company reinforced by EV technology, mass production manufacturing skills and strong sales presence in China with access to international markets," said Dr. Priscilla Lu. "The new team is focused on delivering revenues and profits while expanding international market presence with quality products aimed at addressing new market demands for alternative energy vehicles. We are pleased with China’s commitment to reduce pollution, and the incentives being put in place to encourage adoption of EVs in China.  With our new company ZAP Jonway, we are well positioned to address this stimulated market."

China has resolved to continue the retooling of China's industries to reduce pollution, according to a July 4 New York Times article. China's goal is to reduce carbon emission by 40 to 45 percent in 2020 compared with 2005.  China's rapidly growing economy has ambitious plans to control pollution and invest in energy efficient technologies like EVs.

About Cathaya Capital L.P.
Cathaya Capital L.P. is a cross border fund focused on investing in technology based growth opportunities in China by combining international companies that bring technologies or could give global market presence to high growth potential Chinese companies. The fund works with the ventures to leverage complementary strengths to create global companies with market strengths in China, matching international companies with technology or global market access.

Forward-Looking Statement
This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the

Company, new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:

ZAP USA
Alex Campbell
707-525-8658 x 241
acampbell@zapworld.com

USA Media
Pat Meier-Johnson
+1 415-717-9677
patmeier@patmeier.com

ZAP China
Jessica Gao
+86 13511038395
juan.gao@zapworld.com

Corporate
Alex Wang
+86 13968699888
wg@jonway.com

International Media
Ron Theis
+1 248-644-3330
rlt@theis.com